UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 31, 2018

BROADSTONE NET LEASE, INC.

(Exact name of registrant as specified in its charter)

Maryland	000-55774	26-1516177
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 Clinton Square, Rochester, New York	14604
(Address of principal executive offices)	(Zip Code)

(585) 287-6500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☒

Item 3.02        Unregistered Sales of Equity Securities

On July 31, 2018, Broadstone Net Lease, Inc. (the “Company”) completed the most recent monthly closing of its ongoing private offering of shares of its common stock, par value of $0.001 per share. Currently, the Company closes sales of additional shares of its common stock monthly. At the closing on July 31, 2018, the Company sold 231,232.559 shares of its common stock at a weighted average purchase price of $83.00 per share for aggregate sale proceeds of $19,192,303.00.

The Company currently has in place a $20.0 million monthly cap on new and additional investments. The cap only applies to new or additional investments and does not apply to the Company’s DRIP (as defined below) or equity capital received in connection with umbrella partnership real estate investment trust (“UPREIT”) transactions. Following the July closing, there was a total of approximately $9,323,695.15 in subscriptions for shares of the Company’s common stock being held in queue for subsequent closings at a Determined Share Value price of $83.00 per share. Additional information regarding the Company’s equity cap and queue program is available in the Company's periodic reports on Forms 10-Q and 10-K filed with the Securities and Exchange Commission.

The Company intends to use substantially all of the net proceeds from the July 31, 2018, closing and each additional closing in its private offering, supplemented with additional borrowings, to continue to invest in additional net leased properties and for general corporate purposes.

The offer and sale of the shares of the Company’s common stock that were issued at the July 31, 2018, closing was conducted in reliance upon the exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), provided by Rule 506(c) under Regulation D promulgated under the Securities Act.

As of July 31, 2018, there were 20,524,162.468 shares of the Company’s common stock issued and outstanding, including the shares of the Company’s common stock that were issued at the July 31, 2018, closing and 53,856.983 shares that were issued on July 13, 2018, pursuant to the terms of the Company’s Distribution Reinvestment Plan (the “DRIP”). The 53,856.983 shares of the Company’s common stock issued on July 13, 2018, pursuant to the terms of the DRIP (which was below the threshold requiring disclosure under Item 3.02 of Form 8-K), generated aggregate proceeds of $4,380,721.35. The shares issued pursuant to the DRIP were issued at a price of $81.34 per share, representing a 2% discount from the then current Determined Share Value of $83.00 per share.

In addition, as of July 31, 2018, there were 22,261,209.554 units of membership interest in Broadstone Net Lease, LLC, the Company’s subsidiary operating company (the “Operating Company”), issued and outstanding, of which 1,737,047.086, or approximately 7.80%, were noncontrolling interests held by persons who were issued membership units in exchange for their interests in properties acquired by the Operating Company. The Company is the sole managing member of the Operating Company and as of July 31, 2018, owned the remaining approximately 92.20% of the Operating Company’s issued and outstanding membership units. Each outstanding membership unit in the Operating Company is convertible on a one-for-one basis into shares of the Company’s common stock, subject to certain limitations.

Item 8.01        Other Events

On July 31, 2018, the Company sold all of the Company’s 100,000 non-voting convertible preferred units (the “Preferred Units”) of Broadstone Real Estate, LLC, the Company’s affiliated sponsor and property manager (the “Manager”), to Trident BRE, LLC (“Trident BRE”), an affiliate of Stone Point Capital LLC, for an aggregate sales price of $18,500,000.

The Manager provides property management services to the Company pursuant to a property management agreement. The Manager’s wholly-owned subsidiary, Broadstone Asset Management, LLC (the “Asset Manager”), manages the Company’s day-to-day operations pursuant to an asset management agreement. For more information regarding the relationships among the Company, Trident BRE, the Manager, and the Asset Manager and the fees the Company pays to the Manager and the Asset Manager pursuant to the property management agreement and the asset management agreement, see Item 13. “Certain Relationships and Related Transactions, and Director Independence” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the Securities and Exchange Commission on March 15, 2018.

The Company’s sale of the Preferred Units to Trident BRE was approved by the Company’s Board of Directors (the “Board”) and the Independent Directors Committee of the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROADSTONE NET LEASE, INC.

/s/ John D. Moragne
Name: John D. Moragne Title: Executive Vice President, General Counsel, Chief Compliance Officer, and Secretary

Date: August 2, 2018